Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, pertaining to the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan of our reports dated November 24, 2014, with respect to the consolidated financial statements of Berry Plastics Group, Inc. and the effectiveness of internal control over financial reporting of Berry Plastics Group, Inc. included in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended September 27, 2014, filed with the Securities and Exchange Commission.

/s/Ernest & Young LLP

Indianapolis, Indiana
April 2, 2015